Exhibit 99.(D)(2)

INDUSTRI-MATEMATIK INTERNATIONAL CORP.
901 Market Street – Suite 475
Wilmington, Delaware 19801

Date: August 20, 2002

Symphony Technology II-A, L.P.

Bryan Taylor

Gentlemen:

In connection with the consideration by Industri-Matematik International Corp. (“IMIC”) of a transaction with                          (“Company”), each of IMIC and the Company may request certain information to be furnished by the other party to it and to its respective bankers, accountants, and attorneys (collectively, “Advisors”) and each of IMIC and the Company may request the opportunity to visit and view the records, operations, and facilities of the other party and to receive oral or written answers to its questions (collectively, “Information”). Each of IMIC and the Company and its respective Advisors understands that the other party would not furnish the Information but for the agreements set forth in this Confidentiality Agreement. Therefore, we have agreed as follows (a party disclosing Information, “Disclosing Party” and a party receiving Information from a Disclosing Party, “Receiving Party”):

1.1. Types of Confidential Evaluation Information.

The Receiving Party agrees that Information about the Disclosing Party bearing on the following subjects is confidential and proprietary information of the Disclosing Party and includes trade secrets not readily known generally or by the Disclosing Party’s competitors: (a) financial statements, including forecasted financial information and budgets; (b) books and records; (c) sales, marketing, and advertising plans and programs; (d) research and development; (e) customer lists and sales information; (f) agreements of any kind or nature; (g) pricing and costing policies and practices; (h) contractor information; (i) personnel including employees and agents and policies related thereto; (j) management information systems; and (k) software source code. (All of the above information and other information of the same type and nature not readily known generally or by the Disclosing Party’s competitors, “Confidential Evaluation Information.”)

1.2. Use of Confidential Evaluation Information.

1.2.A. The Receiving Party agrees that it and its Advisors will not use, disclose, communicate, or divulge to any person or entity, or use for its own benefit or for the benefit of anyone other than the Disclosing Party any of the Confidential Evaluation Information

of the Disclosing Party except as a basis on which to consider a transaction with the Disclosing Party. If such transaction is not consummated within three months of the date hereof (“Evaluation Period”), the Receiving Party agrees that it and its Advisors will not use, disclose, communicate, or divulge to any person or entity, or use for its own benefit or for the benefit of anyone other than the Disclosing Party the Confidential Evaluation Information of the Disclosing Party. The Receiving Party is responsible for any breach of this Confidentiality Agreement committed by any of its Advisors. The Receiving Party will advise each of its Advisors of the terms of this Confidentiality Agreement prior to disclosing to any Advisor any Confidential Evaluation Information of the Disclosing Party, and the Receiving Party will cause each of its Advisors to abide by the terms of this Confidentiality Agreement.

1.2.B. The Receiving Party and its Advisors shall have the right, however, to use, disclose, communicate, or divulge information, whether or not the same was included in the Disclosing Party’s Confidential Evaluation Information, if such information (i) was actually in the Receiving Party’s or its Advisors’ possession prior to the date hereof provided such information was not subject to a confidentiality agreement or other obligation of secrecy with the Disclosing Party or any other party, (ii) is in the public domain other than as a result of a disclosure by the Receiving Party or its Advisors, or (iii) became available to the Receiving Party or its Advisors on a non-confidential basis from a source other than the Disclosing Party provided such source is not bound by a confidentiality agreement or other obligation of secrecy with the Disclosing Party or any other party and may disclose Confidential Evaluation Information if required to do so by law.

1.2.C. The Receiving Party’s obligations pursuant to Section 1.2.A shall expire three years after the date of this Confidentiality Agreement except with respect to the confidentiality of any source code of a Disclosing Party which may be disclosed to a Receiving Party which shall continue beyond such three year period.

1.3. Return of Confidential Evaluation Information.

At the expiration of the Evaluation Period, at the Disclosing Party’s request the Receiving Party will return to it all of the Disclosing Party’s Confidential Evaluation Information and any and all copies it or its Advisors have made. In addition, at the expiration of the Evaluation Period, at the Disclosing Party’s request the Receiving Party will deliver a written certificate certifying that all Confidential Evaluation Information has been returned to the Disclosing Party, and that all notes, abstracts, and memoranda created by the Receiving Party or its Advisors therefrom have been destroyed.

1.4. Employee Non-Interference.

For a period of one year following the conclusion of discussions between IMIC and the Company, neither IMIC nor the Company shall, directly or indirectly, induce or attempt to induce any employee or independent contractor of the other party to terminate or alter his or her employment or contractor relationship with the other party or directly or indirectly hire any person who is or had been employed by the other party.

1.5 Compliance with U.S. Securities Laws.

The Company is aware, and will advise its employees and Advisors who are informed of the matters that are the subject of this Confidentiality Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from IMIC and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Company and its employees and Advisors will comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of IMIC for as long as the Company or its employees or Advisors are in possession of material, non-public information about IMIC.

2. Defaults and Remedies.

Each of IMIC and the Company agrees that violation of any agreement set forth in Section 1 of this Confidentiality Agreement would cause irreparable injury to the other party for which the remedy at law would be inadequate and the affected party shall be entitled in any court of law or equity to preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections and such damages as shall be awarded.

3. Non-Binding Effect.

Each of IMIC and the Company agrees that unless and until an agreement with respect to a transaction with the other has been executed and delivered, neither one will be under any legal obligation of any kind whatsoever with respect to a transaction except, in the case of this Confidentiality Agreement, for the matters specifically agreed to in this Confidentiality Agreement.

4. Choice of Law; Severability.

4.1. This Confidentiality Agreement shall be interpreted and construed in accordance with the laws of the United States and the State of New York as an agreement made and to be performed entirely within such Country.

4.2. If any part or parts of this Confidentiality Agreement are found to be void, the remaining provisions shall nevertheless be binding with the same effect as though the void part were deleted.

5. Notices.

All notices hereunder shall be (a) deemed given when received if delivered personally, or seven days after deposited in the mail if sent by certified mail, return receipt requested and by regular mail, or the next business day at the receiving location if sent by overnight delivery service and (b) addressed to the parties at the addresses set forth above, or to such other address as either party hereto may direct by a written notice sent as herein provided. Copies of all notices to IMIC shall be sent to Tannenbaum Dubin & Robinson, LLP, 1140 Avenue of the Americas, New York, New York 10036, Att’n: Marvin S. Robinson, Esq. Copies of all notices to the Company shall be sent to
___________________________________________________________________________________________,

Att’n: _________________________________.

6. Miscellaneous.

6.1. This Confidentiality Agreement contains the entire understanding between IMIC and the Company with respect to the subject matter of this Confidentiality Agreement and supersedes all prior agreements with respect to the subject matter of this Confidentiality Agreement.

6.2. This Confidentiality Agreement may not be modified or amended except by a writing signed by IMIC and the Company.

If the foregoing correctly sets forth your understanding, please sign and return a copy of this letter.

Very truly yours,

INDUSTRI-MATEMATIK INTERNATIONAL CORP.

By:    /s/ Susan Salvesen

ACCEPTED AND AGREED:

SYMPHONY TECHNOLOGY II-A, L.P.

By:    Symphony Technology II GP, LLC,
          its General Partner

    /s/    Bryan Taylor

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